As filed with the Securities and Exchange Commission on April 12, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CRIMSON WINE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3607383 (I.R.S. Employer Identification Number)
5901 Silverado Trail Napa, California 94558 (Address of principal executive offices, including zip code)
Crimson Wine Group, Ltd. 2022 Omnibus Incentive Plan
(Full title of the plan)
Jennifer L. Locke
Chief Executive Officer
Crimson Wine Group, Ltd.
5901 Silverado Trail
Napa, California 94558
(800) 486-0503
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Joshua Schneiderman
Snell & Wilmer L.L.P.
350 South Grand Ave.,
Suite 3100
Los Angeles, California 90071
(213) 929-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                    Accelerated filer ☐
Non-accelerated filer ☒                                     Smaller reporting company ☒
                                            Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Crimson Wine Group, Ltd. 2022 Omnibus Plan (the “Plan”) covered by this registration statement prepared by Crimson Wine Group, Ltd. (the “Company”) in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this registration statement:

1.The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 13, 2023 (the “Form 10-K”).
2.The Company’s Current Report on Form 8-K, filed with the Commission on March 17, 2023.
3.The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 (File No. 000-54866), filed with the Commission on January 28, 2013, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the Form 10-K.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under such Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Charter and Bylaw Provisions

Article XIII of the Company’s Amended and Restated Bylaws generally provides that the Company shall, to the fullest extent authorized by the DGCL, indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise against all liability and loss (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred by such person in connection therewith; provided, however, that except as provided in Article XIII of the Company’s Amended and Restated Bylaws and other than proceedings to enforce rights conferred by the Certificate of Incorporation or Article XIII, with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof was authorized by the board of directors of the Company.

Article VIII of the Company’s Amended and Restated Certificate of Incorporation generally provides that to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Other

The Company has a policy of directors’ and officers’ liability insurance which insures directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Crimson Wine Group, Ltd.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 25, 2013
4.2	Amended and Restated Bylaws of Crimson Wine Group, Ltd.	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 25, 2013
5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith
23.1	Consent of BPM LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Snell & Wilmer L.L.P.	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto
99.1	Crimson Wine Group, Ltd. 2022 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 27, 2022
107.1	Filing Fee Table	Filed herewith

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Napa, State of California, on April 12, 2023.
CRIMSON WINE GROUP, LTD.
By:    /s/ Jennifer L. Locke
Name:    Jennifer L. Locke
Title:    Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Jennifer L. Locke and Karen L. Diepholz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer L. Locke	Chief Executive Officer	April 12, 2023
Jennifer L. Locke	(Principal Executive Officer)

/s/ Karen L. Diepholz	Chief Financial Officer	April 12, 2023
Karen L. Diepholz	(Principal Financial and Accounting Officer)

/s/ John D. Cumming	Chairman of the Board of Directors	April 12, 2023
John D. Cumming

/s/ Annette D. Alvarez-Peters	Director	April 12, 2023
Annette D. Alvarez-Peters

/s/ Douglas M. Carlson	Director	April 12, 2023
Douglas M. Carlson

/s/ Avraham M. Neikrug	Director	April 12, 2023
Avraham M. Neikrug

/s/ Colby A. Rollins	Director	April 12, 2023
Colby A. Rollins

/s/ Joseph S. Steinberg	Director	April 12, 2023
Joseph S. Steinberg

/s/ Luanne D. Tierney	Director	April 12, 2023
Luanne D. Tierney

EXHIBIT 5.1

[Snell & Wilmer L.L.P. Letterhead]

April 12, 2023

Crimson Wine Group, Ltd.
5901 Silverado Trail
Napa, California 94558

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Crimson Wine Group, Ltd., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 678,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms of the Crimson Wine Group, Ltd. 2022 Omnibus Incentive Plan (the “Plan”). The shares of Common Stock that may be issued under the Plan are referred to herein as the “Shares.”

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2023, relating to the consolidated financial statements of Crimson Wine Group, Ltd., which appears in the Annual Report on Form 10-K of Crimson Wine Group, Ltd. for the year ended December 31, 2022.

/s/ BPM LLP

Walnut Creek, California
April 12, 2023